EXHIBIT 99.3

News Release
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Sitrick and Company, Inc.
Los Angeles/New York


                              Contact:  Rivian Bell
                                        Sitrick and Company, Inc.
                                        (310) 788-2850 (24 hours)
                                        (800) 686-1910 (pager)
For Immediate Release
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        COURT APPROVES SMITH CORONA DISCLOSURE STATEMENT;
                SOLICITATION TO BEGIN AUGUST 2;
            CONFIRMATION HEARING SET FOR SEPTEMBER 9

           COMPANY TO SELL LABELER TECHNOLOGY TO KROY


     New Canaan, Conn. -- July 16, 1996 -- Smith Corona Corporation reported today that it has received approval from the U.S. Bankruptcy Court on three significant motions: the company's Disclosure Statement for the second amended Plan of Reorganization; the sale of Smith Corona labeler machine manufacturing capability and technology to Kroy, Inc.; and the extension of exclusivity to the earlier of September 27, 1996 or confirmation of a Plan of Reorganization.
     The approval of the Disclosure Statement paves the way for Smith Corona to commence the solicitation of votes for its Plan of Reorganization. Plan materials and ballots are expected to begin mailing on or about August 2; the deadline for ballots is August 30. All impaired creditor classes will be entitled to vote on the Plan. A September 9 date has been set for the hearing to confirm the Plan.
     Ronald Stengel, president and chief executive officer of Smith Corona, acknowledged that "We are very pleased to offer a consensual Plan which the members of our unsecured creditors' committee have approved. With their support, we anticipate that the Plan will be confirmed as early as mid-September, and Smith Corona will emerge from Chapter 11 as a smaller but stronger, reorganized company.
     "We have made great strides in our 12 months under Chapter
11. Manufacturing has been consolidated, excess assets have been sold successfully, liquidity improved, bank loans fully repaid, and operating expenses reduced to fit current sales activity.
The net results of these actions is the availability of more than $10 million to the estate to repay creditors, and a significantly stronger balance sheet."
     Under the terms of the Plan, holders of secured claims will receive payment in full in cash or any other such treatment as may be agreed by the creditor and the reorganized company. Holders of general, allowed unsecured claims, estimated to total approximately $25,700,000, will receive pro rata cash distributions from a pool of $10,280,000, as well as 85 percent of the common stock in the reorganized company, without taking into account the effect of warrants. Unsecured "convenience" claims of $1,500 or less will receive cash payments equal to 60 percent of the allowed claim.
     The amended Plan also calls for current equity holders to receive warrants to purchase new common stock in the reorganized company. The Plan provides for one warrant for every share of common stock outstanding as of August 15, 1996. Warrants may be exercised at any time between six months and two years following the effective date of the Plan. The exercise price of the warrants will be determined, at the earliest, when the company's Plan is confirmed; the price will take into account the cash payouts on allowed claims, interest and expenses incurred by the class of general unsecured creditors. Equity holders are assumed to reject the Plan and consequently will not receive ballots.
     The Court today also approved the sale of Smith Corona labeler manufacturing equipment, inventory, and technology to Kroy, Inc., a Minnesota-based labeler manufacturer. The sale will realize $991,000 in cash for the Smith Corona estate, as well as a five percent royalty on certain products produced using former Smith Corona technology for the next three years.
     Mr. Stengel noted that the sale "is consistent with our objective of maximizing cash to the estate while preserving the company's core business."
     Smith Corona is a leading worldwide manufacturer and marketer of personal word processors, portable electric typewriters, label printers, and other products and accessories for use in the office, home and school. The company filed under Chapter 11 of the U.S. Bankruptcy Code on July 5, 1995.
     As of June 30, 1996, the company employed approximately
1,100 people.


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